EXHIBIT 4.11

Deed of Variance for Farm-out Agreement for PEP 38741

DEED OF VARIATION to

FARMOUT AGREEMENT (PEP 38741)

Dated: ______________________.2003

BETWEEN:	INDO-PACIFIC ENERGY (NZ) LIMITED, of 284 Karori Rd, Karori, Wellington, New Zealand ("Assignor")

AND:	DURUM ENERGY (NEW ZEALAND) LIMITED, of 284 Karori Rd, Karori, Wellington, New Zealand ("Farmee")

(together "the Parties")

RECITALS

A. The Assignor and the Farmee executed the Farmout Agreement for PEP 38741 on 28 October 2002 ("the Farmout Agreement").

B. The agreed sum payable in the Farmout Agreement was further reviewed, PPP38761 has been issued and the Farmee has agreed to take 10% of that permit. Therefore, the Parties have agreed to vary the terms of the Farmout Agreement in the manner outlined in this Deed.

OPERATIVE PROVISIONS

1. Pursuant to Clause 3.1 of the Farmout Agreement, the Farmee agreed to meet the Earning Obligations.

2. The Earning Obligations were detailed in Schedule 1 to the Farmout Agreement. The Parties acknowledge and agree that Schedule 1 of the Farmout Agreement is amended by:

(a) deleting paragraph 1 and replacing it with:

"The Farmee agrees to pay to the Assignor NZ$522,511 plus GST (if any) and the Assignor agrees to pay the Farmee's Assigned Interest share of costs attributable to the Permit for the planning, acquisition and processing of the proposed 3D seismic program over PEP 38741 and PPP 38761 in the 2002/2003 year (proposed to total some 75 km2 of 3D seismic over several Permits including PEP 38741 and PPP38761).

If the total 3D seismic costs exceed NZ$3.3m, then Farmee will be required to pay any additional costs pro-rata according to the Assigned Interest share of costs assigned to PEP38741 and PPP38761."

(b) deleting the expression "NZ$580,000" in paragraph 2(b) and replacing it with "NZ$522,511 plus GST (if any)";

(c) deleting paragraph 5.

3. The Farmee has the right to participate (pro rata to its percentage interest in PPP38761, or as otherwise agreed by the holders of PPP38761) in any subsequent application for a petroleum exploration permit over the area currently in PPP38761 when it is gazetted.

4. The Parties acknowledge and agree that other than as varied in this Deed, the Farmout Agreement remains valid and enforceable.

5. A capitalised term in this Deed has the meaning ascribed to it in the Farmout Agreement.

EXECUTED AS A DEED BY EACH PARTY

Signed by Indo-Pacific Energy                         )
(NZ) Limited in accordance with                      )
the Company's Constitution                             )
                                                                            ___________________________
                                                                            Director

                                                                            ___________________________
                                                                            Director

                                                                            ___________________________
                                                                            Date

Signed by Durum Energy (New Zealand)         )
Limited in accordance with the                         )
the Company's Constitution                             )
                                                                            ___________________________
                                                                            Director

                                                                            ___________________________
                                                                            Director

                                                                            ___________________________
                                                                            Date